Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

September 16, 2009

The Board of Directors

Photronics, Inc.

15 Secor Road

Brookfield, Connecticut 06804

Photronics, Inc.

$57,500,000 5.50% Convertible Senior Notes due 2014

Ladies and Gentlemen:

We have acted as counsel to Photronics, Inc., a Connecticut corporation (the “Company”), in connection with the issuance and sale by the Company of $57,500,000 aggregate principal amount of the Company’s 5.50% Convertible Senior Notes due 2014 (the “Securities”), dated as of September 10, 2009, which amount includes $7,500,000 principal amount of Securities sold under an option granted to the Underwriters, pursuant to Section 2 of the Underwriting Agreement (the “Underwriting Agreement”), among the Company and the Underwriters named therein. The Securities are to be issued as separate series under an indenture dated as of September 16, 2009 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a first supplemental indenture dated as of September 16, 2009 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In that connection, we have reviewed originals or copies of the following documents:

(a) the Underwriting Agreement.

(b) the Indenture.

(c) a specimen of the Securities.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents.”

In our review of the Opinion Documents and other documents, we have assumed:

(a) the genuineness of all signatures.

(b) the authenticity of the originals of the documents submitted to us.

(c) the conformity to authentic originals of any documents submitted to us as copies.

(d) as to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Company.

(e) that each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f) that:

(i) the Company is duly organized and validly existing under the laws of the jurisdiction of its organization;

(ii) the Company has the full power to execute, deliver and perform, the Opinion Documents;

(iii) the execution, delivery and performance by the Company of the Opinion Documents have been duly authorized by all necessary action (corporate or otherwise) and do not:

(A) contravene its articles of incorporation, bylaws or other organizational documents;

(B) violate any law, rule or regulation applicable to it; or

(C) result in any conflict with or breach of any agreement or document binding on it.

(g) No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The Indenture is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its own terms; and

2. When executed and delivered by the Company and when authenticated and delivered by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinions expressed above are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (File No. 333-160235) filed by the Company to effect the registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

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